Exhibit 10.1

*This document has been translated from its original Chinese*

Wuchuan Dongsheng Mining Co., Ltd.

Equity Transfer and
Capital Increase Agreement

Party A：Gang LIU, Qiang LIU

Party B：Inner Mongolia Xiangzhen Mining Group Co., Ltd.

Wuchuan Dongsheng Mining Co., Ltd.
Equity Transfer and Capital Increase Agreement

This Agreement (“Agreement”) is hereby entered into on January 16, 2012 in Beijing, by and between

Party A：Gang Liu & Qiang Liu

Party B：Inner Mongolia Xiangzhen Mining Group Co., Ltd.
Residence：Building C2, Floors 1 to 3, 101, Tianjiao Lingyu Community, Genghis Khan Street,
New City District, Hohhot, Inner Mongolia
Legal Representative：Xiaoming Yu

Whereas

1. Wuchuan Dongsheng Mining Co., Ltd. (“Dongsheng”) is a limited liability company legally incorporated and validly existing in Wuchuan Yilao and Miao Autonomous County, Zunyi City, Guizhou Province under PRC law.

2. Party A are natural person shareholders of Dongsheng who have been lawfully registered with the Wuchuan Administration of Industry and Commerce.  Gang LIU holds 80% equity interest of Dongsheng, and Qiang LIU holds the remaining 20% equity interest of Dongsheng.

3. Party B is a limited liability company legally incorporated and validly existing in Hohhot, Inner Mongolia under PRC law with its business mainly in the mining, mineral dressing, producing and selling of fluorite ores.

4. As of the date of this Agreement, Dongsheng has a registered capital of RMB 2,000,000 with its business mainly in the mining, mineral dressing, producing and selling of fluorite ores and barite ores. Currently, it owns 100% of the mining rights of Shuanghe Fluorite Mine, Fenshui Qingshuzi Barite and Fluorite Mine, Baicun Fluorite Mine, Luping Fluorite Mine and Shibuya Barite and Fluorite Mine as specified in Exhibit A, and Douru Town Fluorite Flotation Plant and Fenshui Town Fluorite and Barite Flotation Plant, and a 30% equity interest of Wuchuan Chenhe Dongsheng Fluoride Industry Co., Ltd. (“Chenhe”).

5. Party A and Party B intend to integrate their productions of fluorite and barite ores, and use their respective strengths to jointly develop and explore the five mines, two flotation plants and affiliated fluoride company owned by Dongsheng through cooperation in the form of an equity transfer and a capital increase.

In accordance with PRC Contracts Law, PRC Company Law and other relevant laws, regulations and policies, after friendly negotiation, Party A and Party B agree to the following provisions with regard to the equity transfer and capital increase mentioned above in the hope that both parties will perform in the future.

Article 1  Definitions

In this Agreement, unless otherwise indicated by the context of the language herein, the terms below shall have the following meanings:

1.1 This Agreement means this Wuchuan Dongsheng Mining Co., Ltd. Equity Transfer and Capital Increase Agreement and its Exhibit(s).

1.2 Cooperation means the equity transfer and capital increase between the parties with regard to Dongsheng under Article 2.

1.3 New Company means the limited liability company existing after this equity transfer of Dongsheng.

1.4 Establishing Day of the New Company means the day when the change of registration with the Administration of Industry and Commerce has been finished after this equity transfer of Dongsheng.

1.5 Contingent Debts mean the debts that shall be borne by Dongsheng before the Establishing Day of the New Company, or the debts that occur during the Transition Period that shall be borne by Dongsheng, or the debts that occur after the Establishing Day of the New Company but shall still be borne by Dongsheng because its occurrence is totally due to an event before the Establishing Day of the New Company.

1.6 Transition Period means the period from the date this Agreement becomes effective to the Establishing Day of the New Company.

1.7 Taxes mean taxes and all forms of fees imposed by the tax authority and other related authorities, including, but not limited to, all forms of tax, fees, and related fines, late fees, additional fees and interest.

1.8 RMB means Renminbi.

1.9 Day means working day.

Article 2  Cooperation Method

2.1 Party A and Party B agree that firstly Party A will transfer a 40% equity interest in Dongsheng held by them to Party B in accordance with the terms and conditions of this Agreement.  Specifically, Gang Liu will transfer to Party B a 32% equity interest in Dongsheng, and Qiang Liu will transfer to Party B an 8% equity interest in Dongsheng.  Both Gang Liu and Qiang Liu waive their rights of first refusal with regard to the transferred equity interest.  After this equity transfer, Dongsheng will have a registered capital of RMB 2,000,000 with Gang Liu holding 48%, Party B holding 40% and Qiang Liu holding the remaining 12%.

2.2 Party A and Party B agree that after the equity transfer Party B shall contribute RMB 50,000,000 in cash to Dongsheng.  Specifically, RMB 1,000,000 shall be used as registered capital and the remaining RMB 49,000,000 shall be put into capital surplus.  Party A waives its right to subscribe to the capital increase.  After this capital increase is finished, Dongsheng’s registered capital will increase to RMB 3,000,000 with Party B holding 60%, Gang Liu holding 32% and Qiang Liu holding 8%.

Article 3  Transfer Price and Payment of Capital Increase

3.1 Party A and Party B agree that Party B shall pay RMB 43,000,000 as consideration for the equity transfer set forth in Article 2.1 in the form of 2,418,448 shares of common stock of China Shen Zhou Mining and Resources, Inc., a Nevada Corporation (“Shen Zhou Mining”), using an issuance price per share of 2.8 USD with one dollar equal to RMB 6.35 according to the USD/RMB exchange rate.

3.2 Party A and Party B agree that Party B shall make its contribution in the following way:

3.2.1 Party B shall contribute RMB 50,000,000 to Dongsheng, of which RMB 1,000,000 shall be used as registered capital and the remaining RMB 49,000,000 shall be put into Dongsheng’s capital surplus.  Before January 20, 2012, Party B shall transfer RMB 1,000,000 into Dongsheng’s bank account to be used as registered capital.  Before February 20, 2012, Party B shall transfer RMB 29,000,000 into Dongsheng’s bank account.  Before March 31, 2012, Party B shall transfer RMB 20,000,000 to Dongsheng’s bank account.

Article 4  New Company’s Registered Capital and Capital Structure

4.1 Party A and Party B agree that after the equity transfer and capital increase is completed in accordance with this Agreement, the registered capital of the New Company shall be RMB 3,000,000.  The capital structure of the New Company shall change to the following: Party B holds 60% equity interest, Gang Liu holds 32% equity interest and Qiang Liu holds the remaining 8% equity interest.

4.2 Party A and Party B agree that after the capital increase in Article 2.2 is completed, in the event that any existing projects need more funds, shareholders of the New Company shall invest more money in the New Company in proportion to their equity interests.

Article 5  Inheritance of Assets, Debts and Rights

5.1 Party A and Party B agree that the New Company inherits all the assets of Dongsheng except Dongsheng’s long-term equity investment (“Divestible Equity Investment”) in the following companies: Zhengan Zunzheng Minerals Development Co., Ltd., Hubei Dongsheng Mining Co., Ltd., Chongqing Hengrun Mining Co., Ltd., Wuchuan Shanxian Dongsheng Food Co., Ltd. and Guizhou Hongan Dongsheng Industry Co., Ltd.

5.2 Party A and Party B agree that with regard to the debts and risks Party A incurs to Dongsheng and the New Company due to the actions of Party A and Dongsheng before the Establishing Day of the New Company, including, but not limited to, mortgages, guarantees, loans, overdue payments, and debts and other risks that are caused or could be caused by social insurance, environment issues, taxes, or litigation etc., the New Company shall bear no more than RMB 5,000,000 and Party A shall be responsible for any amount over RMB 5,000,000.  If the exceeding amount for any debts or losses incurred due to the debts and risks mentioned above have not been repaid in full and on time by Party A, Party B, after discovering it, has the right to set off against the unpaid transfer price.  If the unpaid transfer price is less than the debts or losses mentioned above, Party B has the right to seek recourse from Party A.  If Party A has no other assets available to pay the New Company, the New Company may deduct annually from the profits to be distributed to Party A or adjust Party A and Party B’s equity interest in the New Company based on the amount of debts.

Article 6  Employee Arrangements

6.1 The parties shall, with the employees’ free will and legitimate interests in mind, make suitable arrangements with regard to the employees of Dongsheng to ensure stability, and to comply with relevant laws, regulations and policies.

6.2 The New Company shall give preference to the employees hired by Dongsheng before the Establishing Day of the New Company in accordance with the Arrangement Plan to be confirmed by the parties.  As for those old employees that are not hired by the New Company, Party A shall make arrangements for and compensate them in accordance with relevant laws, regulations and policies.  If the New Company incurs losses because Party A does not arrange for them properly, Party A shall be responsible for the losses in accordance with the principles set forth in Article 5.2.

6.3 Party A shall be responsible for all of Dongsheng’s due but unpaid wages and salaries, benefits, insurance, injury and disability pensions, supplemental compensations and other fees before the Establishing Day of the New Company in accordance with the principles set forth in Article 5.2.

Article 7  Taxes and Relevant Fees

7.1 The parties shall bear and pay their own taxes and relevant fees incurred under this Agreement in accordance with relevant laws and regulations.

Article 8  Management of New Company

8.1 The New Company shall establish a new board of shareholders as the authority of the company, which shall be comprised of Party B, Gang Liu and Qiang Liu.

8.2 The New Company shall have a Board of Directors comprised of five (5) directors, among which two (2) shall be appointed by Party A and three (3) shall be appointed by Party B.  The Chairman of the Board shall be elected by the Board from the Directors appointed by Party B.  The Chairman is the legal representative of the New Company.

8.3 The New Company shall have one Supervisor to be appointed by Party B.

8.4 The New Company shall have its Management as follows:

8.4.1 The Management of the New Company shall be comprised of General Manager, Chief of Accounting and several Deputy Managers;

8.4.2 The General Manager of the New Company shall be retained by the Board upon Party A’s recommendation.

8.5 The first shareholders’ meeting of the New Company shall be held within five (5) days after the date this Agreement becomes binding to elect the Board and supervisors and amend the Articles of Association of the company in accordance with this Agreement.

8.6 The first board meeting shall be held within five (5) days after the Board is elected to elect the Chairman and retain the Management.

8.7 The New Company shall establish and improve its internal management systems in accordance with Party B’s governance standards, conduct evaluations of its internal control and performance inspections periodically and defer to the overall accounting system and arrangement of Party B.

Article 9  Representations and Warranties

9.1 Party A represents and warrants that：

9.1.1 The signing and implementation of this Agreement will not conflict with the Articles of Association of Dongsheng or the duties and obligations of Party A and Dongsheng under relevant laws, regulations, rules, promises and agreements.

9.1.2 All legal documents signed and to be signed by the parties with regard to this equity transfer and capital increase and the transaction contemplated herein will not cause Dongsheng to violate, cancel or terminate any signed contracts, or result in a breach by Dongsheng under any agreements, promises or other formal documents, or make Dongsheng bear any legal responsibilities.  If any such breach or legal responsibility occurs, it shall be dealt with in accordance with the principles set forth in Articles 5.1.

9.1.3 Until the Establishing Day of the New Company, the mining rights provided by Party A of Shuanghe Fluorite Mine, Fenshui Qingshuzi Barite and Fluorite Mine, Baicun Fluorite Mine, Luping Fluorite Mine and Shibuya Barite and Fluorite Mine owned by Dongsheng, and Douru Town Fluorite Flotation Plant and Fenshui Town Fluorite and Barite Flotation Plant and 30% equity interest of Chenhe and the assets in Dongsheng’s financial statements are all directly owned, managed, controlled and operated by Dongsheng legally.

9.1.4 Until the Establishing Day of the New Company, there is no litigation, arbitration or dispute against Dongsheng or its mining rights.  All the approvals, registrations and other procedures required to obtain the mining rights mentioned above have been obtained or completed, and are currently valid.

9.1.5 Until the Establishing Day of the New Company, Dongsheng has none of the following: (1) pending litigation or arbitration, or enforcements; (2) any liability in torts due to problems in environment protection, employment security, project construction, or safe operation; (3) any investigation and possible fines by the authorities in charge of the Administration of Industry and Commerce, tax, safe operation, environment, labor or quality control due to its illegal operation; (4) any taxes, fees, charges or fines that shall be paid in accordance with state laws or local rules but have not been paid or are late; (5) any liability for breach of contract or duty to compensate for losses due to the breach of existing contracts.  If any such breach or legal responsibility occurs, it shall be dealt with in accordance with the principles set forth in Article 5.2.

9.1.6 Until the Establishing Day of the New Company, there is no cooperation, joint venture, or investment between Dongsheng and a third party, or any such promise made by Dongsheng to a third party in writing.

9.1.7 Party A has fully contributed the portion of registered capital of Dongsheng that shall be contributed by them, and there is no exaggerated contribution such as false contribution or the withdrawal of contribution.

9.1.8 The equity interest to be transferred under this Agreement is legally obtained by Party A and has no encumbrance on it such as pledges or third party rights.  After the transfer, there is no legal risk or limitation on Party’s B’s right to hold, use, benefit from or dispose of the transferred equity interest.  Any dispute between the then-existing shareholders before this equity transfer and capital increase shall not concern Party B.

9.1.9 Party A represents and warrants that they shall transfer all the Divestible Equity Investment to Gang Liu before the date this Agreement becomes effective.  Party A shall bear all the liabilities incurred to Dongsheng and the New Company due to the Divestible Equity Investment.  If the New Company or Party B incurs any debt or loss due to the liabilities above, it shall be dealt with in accordance with the principles set forth in Article 5.2.

9.1.10 Party A shall assist Party B in finishing relevant formalities to register the 60% equity interest of Dongsheng under Party B’s name with the Administration of Industry and Commerce within ten (10) days after Party B transfers RMB 1,000,000 to Dongsheng in accordance with Article 3.2.1.

9.1.11 Party A shall deliver to Party B all of its accounting and management materials, to be completed at the date when the parties sign the Confirmation of Delivery.  The Confirmation of Delivery shall include without limitation: the inventory, the list of all claims and debts, a complete set of financial statements, the payroll and employment contracts.

9.1.12 Party A will take effective measures to maintain Dongsheng in the ordinary course of business, conserve its assets, keep its employees and set no barriers to this cooperation during the Transition Period.  Party A will make a material disposal of the assets of Dongsheng during the Transition Period only when it is necessary for the ordinary operation of Dongsheng and written consent from Party B or its designated person on site has been obtained. Party A will consult Party B if in the transition period a proposed action could affect this cooperation significantly, such as the disposal of material assets, investment in significant projects, borrowing money or guaranteeing for others.

9.1.13 Party A shall be responsible for all economic and legal consequences as a result of Party A or Dongsheng providing false information with regard to Dongsheng’s rights and information before this equity transfer and capital increase.  It shall be dealt with in accordance with the principles set forth in Article 5.2.

9.2 Party B represents and warrants that：

9.2.1 It will pay Party A the transfer price in full and on time in accordance with this Agreement.

9.2.2 It will make its contribution to Dongsheng in full and on time in accordance with this Agreement.

9.2.3 It will invest more money in the New Company in accordance with Article 4.2 to further the New Company’s development and meet the needs of the New Company to explore minerals.

9.3 The parties both represent and warrant that:

9.3.1 All the legal documents signed and to be signed by the parties with regard to this equity transfer and capital increase and the transaction contemplated herein will not cause either party to violate, cancel or terminate any signed contracts, or result in a breach by either party under any agreements, promises or other formal documents, or make either party bear any legal responsibilities.

9.3.2 All the legal documents signed and to be signed with regard to this equity transfer and capital increase have obtained valid approvals and all necessary internal authorizations in accordance with relevant requirements.  The signatures on all legally binding documents are Party A or its authorized agent and the legal representative of Party B or its authorized agent.

9.3.3 All the documents and information provided to the other party and either party’s own intermediaries are real, correct and complete without any false, seriously misleading information or any omission of significant matters.

9.3.4 The obligations borne by the parties are legal and valid, and performing them will not conflict with other obligations borne by them, or violate any laws.

9.3.5 From the date of this Agreement on, without obtaining written consent from the other party, any party may not negotiate with, consult with, make promises to, or enter into a contract with any third party with regard to the equity transfer and capital increase under this Agreement.

9.3.6 Both will strictly perform their respective obligations under this Agreement, cooperate with the other and support each other in pushing this equity transfer and capital increase forward.

9.3.7 After the equity change registration is finished, both parties will obey the Articles of Association of the company, exercise shareholder rights and fulfill shareholder obligations in accordance with relevant laws and regulations such as PRC Company law.

9.3.8 In principle, all other written or oral agreements between the parties with regard to the transaction contemplated herein shall not violate this Agreement.

Article 10  Risk Allocation

10.1 The parties unanimously agree that in the event that the purpose of this Agreement cannot be realized as a result of the parties’ failure to cooperate caused by laws and regulations or by the government and consequently Dongsheng cannot continue its operation, the following rules apply:

10.1.1 The transfer price and contribution already paid by Party B shall be returned to Party B, and Party B has no obligation to pay the remaining part.  If Dongsheng cannot return the amount, Party A shall be responsible for returning it.

10.2 Party A shall bear all asset losses to Dongsheng resulting from operation accidents, damages, losses or any other action before the Establishing Day of the New Company in accordance with the principles set forth in Article 5.2.

Article 11  Breach of Agreement

11.1 The party in breach shall take responsibilities in accordance with this Agreement.  In the event that any party to this Agreement acts in any of the following ways, it shall be deemed in breach of this Agreement:

11.1.1 Failing to pay the transfer price and contribution on time or deliver Dongsheng’s complete financial statements and management materials in accordance with this Agreement;

11.1.2 Failing to obtain all approvals, permits, changes, registrations or filings required under this Agreement or cooperate with the other party with respect to obtaining the above;

11.1.3 Failing to dispose debts and bear related expenses or legal responsibilities in accordance with the provisions on claims and debts under this Agreement;

11.1.4 Violating any of the representations and warranties under this Agreement;

11.1.5 Terminating this Agreement without cause; or

11.1.6 Failing to perform obligations under this Agreement in any other respect or obstructing this equity transfer and capital increase.

11.2 In the event that any party to this Agreement is in breach of this Agreement in any of the circumstances mentioned above, the non-breaching party may take one or more of the following remedial measures to preserve its rights:

11.2.1 Asking the breaching party for specific performance；

11.2.2 Suspending its obligation to perform, and waiting until the breaching circumstances are eliminated to continue its performance. Any suspension in accordance with this clause does not constitute non-performance or delay in the performance of obligations;

11.2.3 Asking the breaching party to compensate its economic losses, including actual expenses directly incurred and other foreseeable losses as well as expenses incurred by the non-breaching party in order to reduce losses and expenses incurred to conduct litigation or adopt other compulsory or implementing measures in this respect;

11.2.4 Taking other remedial measures as specified by law.

11.3 Either party shall compensate the other for any losses resulting from its violation of the representations and warranties in this Agreement.  The liabilities for breach of this Agreement that shall be borne by either party according to the Agreement are not waived due to the cancellation or termination of the Agreement.

Article 12  Effectiveness, Modification and Termination of this Agreement

12.1 The Agreement becomes effective on the date and year first written above once it is signed and stamped by Party A or its authorized agent and Party B’s legal representative or authorized agent.

12.2 All modifications and changes to this Agreement must be consented to by both parties and be in the form of written amendments.

12.3 Unless otherwise provided in this Agreement, this Agreement is terminated in any of the following circumstances：

12.3.1 Both parties agree to terminate this Agreement;

12.3.2 Obligations under this Agreement cannot be performed due to either party’s breach；

12.3.3 The purpose of this Agreement cannot be realized in any other way.

12.4 The cancellation or termination of this Agreement does not affect the defaulting party’s liabilities for its breach or their obligation to compensate the non-breaching party for its economic loss under this Agreement.

Article 13  Dispute Resolution

13.1 Regarding any disputes arising out of this Agreement, both parties shall first resolve them through friendly negotiation.  If negotiation fails, either party can submit the dispute to the People’s Court where the defendant is domiciled.

13.2 During the period of dispute resolution, all provisions other than the disputed ones under this Agreement are still in force and shall be obeyed by both parties.

13.3 The effectiveness of this Article is not affected by cancellation, termination, invalidity or revocation of this Agreement.

Article 14  Force Majeure

14.1 Force Majeure means the incidents that cannot be foreseen, avoided and overcome by either party as well as other incidents that both parties agree would directly influence the performance of this Agreement.

14.2 In the event that any party is unable to perform all or some of the  obligations under this Agreement due to Force Majeure, it shall be excused from being responsible for all or some breaches depending on the effect of Force Majeure, but it shall take all necessary measures to reduce the losses caused by Force Majeure if the circumstances allow.  Either party is not exempt from its liabilities stemming from breach of this agreement where Force Majeure occurs after that party is in breach.

14.3 The party suffering Force Majeure shall notify the other party of the Force Majeure incident in writing within 15 days after the occurrence of the Force Majeure incident and provide relevant documents as proof.

14.4 The party suffering Force Majeure shall continue to perform this Agreement after the effect of Force Majeure is eliminated.

14.5 In the event that this Agreement cannot be performed and its purpose cannot be realized due to the occurrence of Force Majeure, either party can terminate the Agreement.  For the performed part of this Agreement, both parties shall negotiate to seek reasonable and objective resolutions, and make all reasonable efforts to reduce the adverse effects on the parties’ performance of this Agreement caused by the Force Majeure.

Article 15  Confidentiality

15.1 All the information obtained by Party A and Party B as a result of signing and performing this Agreement with regard to the equity transfer and capital increase shall be kept strictly confidential, including, but not limited to, written, in-kind, electronic, or other forms of information materials, and the commercial secrets of both parties.  Either party may not disclose any confidential information mentioned above to any other party in any way, unless otherwise required by relevant laws and regulations, and may not declare to the public and media any information with regard to the signing or performing of this Agreement in any way.

15.2 Disclosure in any of the following ways shall not be deemed as leaking confidential information: (1) disclosing information required by applicable laws and regulations; (2) disclosing information in accordance with the requirements of regulatory bodies with jurisdiction; (3) disclosing information for the working needs of the professional service intermediaries retained by either party; or (4) disclosing information after obtaining prior written consent from both parties.

15.3 This Article is still valid after cancellation or termination of this Agreement and does not have any time limitation.

15.4 Either party who violates this provision shall compensate the other for any resulting losses.

Article 16  Miscellaneous

16.1 The exhibit(s) to this Agreement are an integral part of this Agreement, and have the same legal effect as this Agreement.

16.2 Any written supplementary agreement between the parties in connection with this Agreement has the same legal effect as this Agreement.  In the event that the relevant Administration for Industry and Commerce demands, the parties may execute another equity transfer and capital increase agreement with regard to the equity transfer and capital increase stipulated herein based on the contents and principles contained in this Agreement.  For any discrepancy between the two agreements, this Agreement shall prevail.

16.3 If any provision in this Agreement is invalid, the validity of other provisions is not affected.

16.4 All matters not mentioned in this Agreement shall be in line with laws and regulations; if the laws and regulations do not provide any guidance, the matter shall be resolved through both parties’ friendly negotiation.

16.5 The title of this Agreement is designed only for reading convenience and is not subject to any other explanations that might affect the rights and obligations of the parties under this Agreement.

16.6 This Agreement prevails over any other agreements between the parties with regard to the equity transfer and capital increase contemplated herein before the date this Agreement becomes effective.

16.7 This Agreement has six counterparts, each of which shall be an original.  Party A and Party B each hold two counterparts and the New Company holds two counterparts.  All counterparts have the same legal effect.

(The remainder of this page is intentionally left blank)

(This page is the signature page of Wuchuan Dongsheng Mining Co., Ltd. Equity Transfer and Capital Increase Agreement)

Party A：Gang Liu（Signature）                                            /s/ Gang Liu

Qiang Liu (Signature)                                              /s/ Qiang Liu

Party B：Inner Mongolia Xiangzhen Mining Group Co., Ltd.（Seal）

Legal Representative or Authorized Agent（Signature）：/s/ Authorized Representative

Exhibit A Dongsheng Mining Rights List

Mine Name	Mining Permit No.	Location	Type of Minerals	Mining Method	Mining Area (Square Kilometers)	Valid Period	Mining Depth (Meters)
Shuanghe Fluorite Mine	C5203002010016120054271	Douru Town, Wuchuan	Fluorite (Ordinary)	Underground Mining	0.0913	2010.01.20 - 2015.01.20	800-650
Fenshui Qingshuzi Barite and Fluorite Mine	C5203002011036230109043	Xuetangba, Douru Town, Wuchuan	Barite Fluorite	Surface Mining/ Underground Mining	5.3705	2011.03.16 - 2012.10.16	1010-650
Baicun Fluorite Mine	C5203002011036120109042	Xuetangba, Douru Town, Wuchuan	Fluorite (Ordinary)	Surface Mining/ Underground Mining	0.6839	2011.03.10 - 2012.04.10	810-650
Luping Fluorite Mine	C5203002011056130112892	Douru Town, Wuchuan	Fluorite (Ordinary)	Surface Mining/ Underground Mining	8.7337	2011.05.27 - 2013.01.27	1070-950
Shibuya Barite and Fluorite Mine	C5203002011036230109044	Xuetangba, Douru Town, Wuchuan	Fluorite (Ordinary) Barite	Surface Mining	1.202	2011.03.28 - 2017.01.28	982-735

Exhibit A